Exhibit 99.1

COMMUNITY HEALTH SYSTEMS MOURNS THE DEATH OF

LEAD DIRECTOR AND LONGTIME BOARD MEMBER JULIA B. NORTH

FRANKLIN, Tenn. – (December 10, 2021) – Community Health Systems, Inc. (NYSE: CYH) announced today that Julia B. North, the Company’s Lead Director and a longtime member of the Board of Directors, passed away on December 9, 2021. Ms. North served as a member of the Company’s Board of Directors since 2004.

Wayne T. Smith, Executive Chairman of the Community Health Systems, Inc. Board of Directors, said, “It is with tremendous sadness that we mourn the loss of our dear friend and fellow Board member, Judi North. During the 17 years that she served on our Board, Judi’s leadership, wisdom and influence made her a guiding force for our Board and our organization. Judi loved and supported our mission of providing quality healthcare for patients across the country and never lost sight of that most important purpose. She always upheld our values of operating with integrity and accountability. She supported our leadership team and inspired excellence at every level. Our entire company is grateful for Judi’s many years of service. She will be greatly missed by all of us, her family, and everyone who knew her.”

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns or leases 83 affiliated hospitals in 16 states with an aggregate of approximately 13,000 licensed beds. Healthcare services are also provided in more than 1,000 outpatient sites of care including affiliated physician practices, urgent care centers, freestanding emergency departments, imaging centers, cancer centers, and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Investor Contacts:

Kevin Hammons, 615-465-7000

President and Chief Financial Officer

or

Ross W. Comeaux, 615-465-7012

Vice President – Investor Relations

Media Contact:

Tomi Galin, 615-628-6607

Executive Vice President, Corporate

Communications, Marketing and Public Affairs

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